Aoxin Tianli Group, Inc. Reports Third Quarter of 2015 Financial Results

WUHAN CITY, China, Nov. 13, 2015 /PRNewswire/ -- Aoxin Tianli Group, Inc. (NASDAQ:ABAC) ("Aoxin Tianli" or the "Company"), a diversified company with businesses in hog farming, manufacture and marketing of electro-hydraulic servo-valves, and the development of optical fiber hardware and software solutions, today announced its financial results for the third quarter ended September 30, 2015.

Ms. Hanying Li, Chairwoman and Chief Executive Officer of Aoxin Tianli Group, Inc., commented, "Our revenues and net income for the third quarter decreased significantly primarily driven by weakness in our hog farming and servo businesses. We sold less hogs despite an uptick in hog selling prices in the third quarter, and we saw the continuation of a dramatic slowdown in our servo business that started in the second quarter."

Ms. Li continued, "Additionally, the Chinese stock market turmoil this year has prevented us from carrying out our acquisition and diversification strategy effectively and successfully so far this year and caused us to reassess our growth and diversification strategy. With the recent change of management and the support of our Board of Directors, the Company will in the immediate term focus its efforts on hog farming and related businesses such as meat processing and wholesale distribution of pork products while in the longer term continue to pursue selective acquisition and/or strategic investment opportunities. Our decision of selling the 88% equity interest in Hang-ao, which has been underperforming this year reflects the latest changes in our immediate focus."

Third Quarter 2015 Financial Results

	For the Three Months Ended September 30,
($ thousands, except per share data)	2015	2014	% Change
Revenues	$ 9,457	$ 11,476	-17.6%
Hog farming	8,866	9,324	-4.9%
Retail	311	245	26.9%
Servo	72	1,585	-95.4%
Security & protection	208	322	-35.4%
Gross margin	32.0%	22.9%	9.1%
Operating (loss) margin	16.9%	13.6%	3.3%
Net income for common shareholders	875	1,813	-51.7%
Earnings per share	0.03	0.08	-67.0%

Revenues

Revenues for the third quarter of 2015 decreased by $2.02 million, or 17.6%, to $9.46 million from $11.48 million for the same period of last year. The reduction in revenues reflects the impact from the sale of two hog farms in the third quarter of 2015 and the closure of another farm in 2014. Although we sold fewer hogs during the third quarter of 2015, the adverse effect was partly offset by improved hog prices.

	For the Three Months Ended September 30,
	2015			2014
	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)
Breeder hogs- regular hogs	6,078	$ 276	$ 1,677	7,126	$ 259	$ 1,844
Market hogs- regular hogs	16,830	247	4,154	20,696	205	4,246
Market hogs- black hogs	13,357	227	3,034	14,325	226	3,234
Total Hog Farming	36,265	244	8,866	42,147	221	9,324

	Kilogram	Average Price/kg ($)	Sales ($ thousands)	Kilogram	Average Price/kg ($)	Sales ($ thousands)
Retail- specialty black hog pork products	56,195	$ 6	$ 311	52,750	$ 5	$ 245

Revenues for the third quarter of 2015 from hog farming, which includes sales of regular breeder hogs, regular market hogs, and black hogs, decreased by $0.46 million, or 4.9%, to $8.87 million for the third quarter of 2015 from $9.32 million for the same period of last year. The Company sold a total of 36,265 regular breeder hogs, regular market hogs and black hogs with a blended average selling price of $244 per hog during the third quarter of 2015, compared to 42,147 hogs sold and a blended average selling price of $221 per hog for the same period of last year.

Revenues for the third quarter of 2015 from regular breeder hog sales decreased by 9.1% to $1.68 million with the number of regular breeder hogs sold decreasing by 14.7% to 6,078 hogs and the average selling price of regular breeder hogs increasing by 6.6% to $276 per hog. Revenues for the third quarter of 2015 from regular market hog sales decreased by 2.2% to $4.15 million as the number of regular market hogs sold decreased by 18.7% to 16,830 hogs and the average selling price of regular market hogs increased by 20.5% to $247 per hog. Revenues for the third quarter of 2015 from black market hogs decreased by 6.2% to $3.03 million with the number of black hogs sold decreasing by 6.8% to 13,357 hogs and the average selling price of black hogs increasing by 0.4% to $227 per hog. The decrease in the number of black market hogs was due to decreased production by the independent farmers in our black hog program. We anticipate that as the production of these farmers reaches capacity, the number of black hogs we will have available for sale will level off.

We sold 56,195 kilograms of specialty black hog pork products through retail at approximately $6 per kilogram, generating revenues of $0.31 million for the third quarter of 2015. This compared to 52,750 kilograms sold at approximately $5 per kilogram and revenues of $0.24 million for the same period of last year. These revenues, combined with the sales of black market hogs, led to $3.35 million in revenues from our black hog program.

Revenues from our servo business was $0.07 million, including $0.06 million from selling electro-hydraulic servo devices and relevant components and the rest from providing maintenance services to customers, and accounted for 0.8% of total revenues for the third quarter of 2015.

Revenues from our security & protection business was $0.21 million, all from selling optical fiber invasion alarm systems, and accounted for 2.2% of total revenues for the third quarter of 2015.

Gross profit

Cost of goods sold decreased by $2.41 million, or 27.3%, to $6.43 million for the third quarter of 2015 from $8.84 million for the same period of last year. Cost of goods sold related to hog farming, retail, servo and security & protection were $6.10 million, $0.22 million, $0.03 million and $0.08 million, respectively, for the third quarter of 2015, compared to $7.64 million, $0.21 million, $0.92 million, and $0.08 million, respectively, for the same period of last year. The major reasons for the decrease in our cost of goods sold were that we sold less hogs during the period as a result of the reduction in the number of farms we operate, and a decrease in the price of feed.

Overall gross profit increased by $0.40 million, or 15.0%, to $3.03 million for the third quarter of 2015 from $2.63 million for the same period of last year. Gross profit for the third quarter of 2015 for hog farming, retail, servo and security & protection were $2.76 million, $0.09 million, $0.05 million, and $0.13 million, respectively.

Overall gross margin was 32.0%, with gross margins for hog farming, retail, servo and security & protection segments 31%, 28%, 64% and 62%, respectively, for the third quarter of 2015. This compared to overall gross margin of 22.9%, and gross margins for hog farming, retail, servo and security & protection of 18%, 16%, 42%, and 73%, respectively, for the same period of last year. The improvement in our gross margin in our Hog Farming and Retail segments was primarily the result of increased hog selling prices and the increased volume in our Retail segment.

Operating income

Total operating expenses, including general and administrative expenses and selling and marketing expenses, increased by $0.36 million, or 33.6%, to $1.43 million for the third quarter of 2015 from $1.07 million for the same period of last year. The increase was primarily caused by a decision to increase R&D spending on our Security & Protection business by $0.15 million and a grant of stock to key employees which generated non-cash compensation expense of $0.12 million.

Operating income increased by $0.04 million, or 2.3%, to $1.60 million for the third quarter of 2015 from $1.56 million for the same period of last year. Operating profit margin for the third quarter of 2015 was 16.9%, compared to 13.6% for the same period of last year.

Net income

Net income decreased by $1.05 million, or 54.9%, to $0.86 million for the third quarter of 2015 from $1.90 million for the same period of last year. The decrease in net income was mainly due to loss from disposal of farms of $0.79 million this year and decrease in subsidy income of $0.40 million, partially offset by decrease in interest expenses of $0.18 million. After the deduction of non-controlling interests, net income attributable to common shareholders for the third quarter of 2015 was $0.88 million, or $0.03 per diluted share. This compared to net income attributable to common shareholders of $1.81 million, $0.08 per diluted share, for the same period of last year.

Nine Months Ended September 30, 2015 Financial Results

	For the Nine Months Ended September 30,
($ thousands, except per share data)	2015	2014	% Change
Revenues	$ 31,443	$ 29,237	7.5%
Hog farming	27,504	26,456	4.0%
Retail	1,112	875	27.2%
Servo	1,827	1,585	15.3%
Security & protection	999	322	210.5%
Gross margin	24.7%	16.0%	8.7%
Operating margin	7.8%	5.5%	2.3%
Net income for common shareholders	1,554	2,733	-43.1%
Earnings per share	0.05	0.14	-64.3%

Revenues

Revenues for the nine months ended September 30, 2015 increased by $2.21 million, or 7.5%, to $31.44 million from $29.24 million for the same period of last year. This increase in revenues reflects contributions from our Servo and Security & Protection segments which were acquired in the second half of 2014 and contributed an aggregate increase of $0.92 million to our revenues as well as growth in our Hog Farming and Retail segments where revenues increased by approximately $1.05 million and $0.24 million year over year.

	For the Nine Months Ended September 30,
	2015			2014
	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)	No. of Hogs Sold	Average Price/Hog ($)	Sales ($ thousands)
Breeder hogs- regular hogs	20,452	$ 270	$ 5,514	21,133	$ 264	$ 5,575
Market hogs- regular hogs	58,829	209	12,314	63,492	193	12,227
Market hogs- black hogs	43,570	222	9,676	39,180	221	8,654
Total Hog Farming	122,851	224	27,504	123,805	214	26,456

	Kilogram	Average Price/kg ($)	Sales ($ thousands)	Kilograms	Average Price/kg ($)	Sales ($ thousands)
Retail- specialty black hog pork products	238,282	$ 5	$ 1,112	181,802	$ 5	$ 875

Revenues for the nine months ended September 30, 2015 from hog farming, which include sales of regular breeder hogs, regular market hogs, and black hogs, increased by $1.05 million, or 4.0%, to $27.50 million for the nine months ended September 30, 2015 from $26.46 million for the same period of last year. The Company sold a total of 122,851 regular breeder hogs, regular market hogs and black hogs with a blended average selling price of $224 per hog for the nine months ended September 30, 2015, compared to 123,805 hogs sold and a blended average selling price of $214 per hog for the same period of last year.

Revenues for the nine months ended September 30, 2015 from regular breeder hog sales decreased by 1.1% to $5.51 million with the number of regular breeder hogs sold decreasing by 3.2% to 20,452 hogs and the average selling price of regular breeder hogs increasing by 2.3% to $270 per hog. Revenues for the nine months ended September 30, 2015 from regular market hog sales increased by 0.7% to $12.31 million as the number of regular market hogs sold decreased by 7.3% to 58,829 hogs while the average selling price of regular market hogs increased by 8.3% to $209 per hog. Revenues for the nine months ended September 30, 2015 from black market hogs increased by 11.8% to $9.68 million with the number of black hogs sold increasing 11.2% to 43,570 hogs and the average selling price of black hogs increasing by 0.5% to $222 per hog. We anticipate that as the production of these farmers reaches capacity, the number of black hogs available for sale will no longer increase and sales will be more a function of market conditions, not our capacity.

We sold 238,282 kilograms of specialty black hog pork products through retail at approximately $5 per kilogram, generating revenues of $1.11 million for the nine months ended September 30, 2015. This compared to 181,802 kilograms sold at approximately $5 per kilogram and revenues of $0.87 million for the same period of last year. These revenues, combined with the sales of black market hogs, led to $10.79 million in revenues from our black hog program for the nine months ended September 30, 2015.

Revenues from our servo business increased by $0.24 million, or 15.3%, to $1.83 million for the nine months ended September 30, 2015 from $1.58 million for the same period of last year. Revenues from our servo business included $1.44 million from selling electro-hydraulic servo devices and relevant components and $0.39 million from providing maintenance services to customers, and accounted for 5.8% of total revenues for the nine months ended September 30, 2015.

Revenues from our security & protection business increased by $0.68 million, or 210.5%, to $1.00 million for the nine months ended September 30, 2015 from $0.32 million for the same period of last year. Revenues from our security & protection business included $0.58 million from selling optical fiber invasion alarm systems and $0.42 million from selling education devices and providing relevant technical support, and accounted for 3.2% of total revenues for the nine months ended September 30, 2015.

Gross profit

Cost of goods sold decreased by $0.87 million, or 3.5%, to $23.68 million for the nine months ended September 30, 2015 from $24.55 million for the same period of last year. Cost of goods sold related to hog farming, retail, servo and security & protection were $31.35 million, $0.83 million, $1.05 million and $0.45 million, respectively, for the nine months ended September 30, 2015, compared to $22.92 million, $0.63 million, $0.92 million and $0.08 million, respectively, for the same period of last year.

Overall gross profit increased by $3.07 million, or 65.6%, to $7.76 million for the nine months ended September 30, 2015 from $4.69 million for the same period of last year. Gross profit for hog farming, retail, servo and security & protection were $6.15 million, $0.28 million, $0.78 million, and $0.55 million, respectively, for the nine months ended September 30, 2015, compared to $3.53 million, $0.25 million, $0.67 million, and $0.24 million, respectively, for the same period of last year.

Overall gross margin was 24.7%, with gross margins for hog farming, retail, servo and security & protection segments 22%, 25%, 43% and 55%, respectively, for the nine months ended September 30, 2015. This compared to overall gross margin of 16.0%, and gross margins for hog farming, retail, servo and security & protection segments of 13%, 28%, 42% and 73%, respectively, for the same period of last year.

Operating income

Total operating expenses, including general and administrative expenses and selling and marketing expenses, increased by $2.22 million, or 72.2%, to $5.30 million for the nine months ended September 30, 2015 from $3.08 million for the same period of last year. The increase was primarily the result of our new servo and security & protection segments as well as a grant of stock to key employees which generated non-cash compensation expense.

Operating income for the nine months ended September 30, 2015 increased by $0.85 million, or 53.0%, to $2.46 million for the nine months ended September 30, 2015 from $1.61 million for the same period of last year. Operating margin for the nine months ended September 30, 2015 was 7.8%, compared to 5.5% for the same period of last year.

Net income

Net income decreased by $1.13 million, or 42.0%, to $1.56 million for the nine months ended September 30, 2015 from $2.70 million for the same period of last year. The decrease in net income was mainly due to a decrease in other income (expense) of $1.93 million, partially offset by an increase in operating income of $0.85 million. After the deduction of non-controlling interests, net income attributable to common shareholders for the nine months ended September 30, 2015 was $1.55 million, or $0.05 per diluted share. This compared to net income attributable to common shareholders of $2.73 million, $0.14 per diluted share, for the same period of last year.

Financial Condition

As of September 30, 2015, the Company had cash and cash equivalents of $49.88 million, compared to $39.12 million at the end of 2014. Working capital as of September 30, 2015 was $53.66 million as compared to $47.52 million at December 31, 2014. Net cash provided by operating activities in the nine months ended September 30, 2015 was $13.68 million for the nine months ended September 30, 2015, compared to $7.94 million for the same period of last year. Net cash provided by investing activities was $2.78 million for the nine months ended September 30, 2015, compared to net cash used in investing activities of $7.24 million for the same period of last year. Net cash used in financing activities was $4.14 million for the nine months ended September 30, 2015, compared to net cash provided by financing activities of $23.71 million for the same period of last year.

Company Update

On November 13, 2015, the Company's wholly foreign-owned subsidiary, Wuhan Aoxin Tianli Enterprise Investment Management Co., Ltd. ("WFOE"), entered into an agreement to sell our 88% equity interest in Hubei Hang-ao Servo-valve Manufacturing Technology Co., Ltd. ("Hang-ao") for a purchase price of RMB 48.4 million Yuan (or approximately $7,623,000). The buyer has paid WFOE RMB 4 million Yuan (or approximately $630,000) as an earnest money deposit. The sale is expected to close on or about December 15, 2015.

On September 21, 2015, the Company received a letter from The NASDAQ Stock Market notifying the Company that the minimum bid price of the Company's common shares was below $1.00 per share for 30 consecutive business days and that the Company was therefore not in compliance with Marketplace Rule 5450(a)(1). In accordance with Marketplace Rule 5810(c)(3)(A), we can regain compliance if the closing bid price of our common shares meets or exceeds $1.00 per share for at least 10 consecutive business days by March 21, 2016. If the Company does not regain compliance by March 21, 2016, NASDAQ will provide written notification to the Company that the common shares are subject to delisting. The Company is evaluating available options to resolve the deficiency and regain compliance with the minimum bid price rule.

On September 9, 2015, our Board of Directors appointed Ms. Hanying Li as Chair and Chief Executive Officer of the Company. Ms. Li replaced Ping Wang who resigned as the Chairman, CEO, and a Director of the Company on September 3, 2015.

On August 11, 2015, the Company sold 2 hog farms located in Nanyan Village and Qunyi Village, Hubei Province to a third party, Wuhan City Tianjian Agricultural Development Co., Ltd., for $1.22 million (or RMB 7.5 million), and booked a loss of $0.79 million from the transaction.

About Aoxin Tianli Group, Inc.

Aoxin Tianli Group, Inc. (the "Company"), previously known as Tianli Agritech, Inc., is a diversified company with businesses in hog farming, manufacturing and marketing of electro-hydraulic servo-valves, and the development of optical fiber hardware and software solutions. Under a New Strategic Development Plan adopted in July 2014, the Company plans to continue to diversify through targeted investments and acquisitions in selected high-growth industries such as equipment manufacturing, optoelectronics, new materials and new energy products, electromechanics and healthcare devices. The Company is headquartered in Wuhan City, Hubei Province.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulations, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

AOXIN TIANLI GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$49,882,630	$39,123,869
Notes receivable	4,533	16,291
Accounts receivable, net	1,201,694	2,237,794
Accounts receivable - related party	-	19,875
Inventories	8,422,588	11,015,763
Advances to suppliers	2,919,218	1,051,259
Prepaid expenses	95,995	238,875
Other receivables, net	398,159	241,666
Loan receivable - related party	-	1,629,062
Due from related party	-	78,195
Restricted cash	3,147,723	-
Total Current Assets	66,072,540	55,652,649

Long-term prepaid expenses, net	3,172,372	2,832,996
Plant and equipment, net	31,162,067	36,525,169
Construction in progress	686,065	710,128
Biological assets, net	1,384,317	2,036,823
Intangible assets, net	5,207,385	5,795,759

Total Assets	$107,684,746	$103,553,524

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Short-term loans	$1,573,861	$2,411,012
Bank acceptance notes payable	6,295,445	-
Accounts payable and accrued payables	911,274	1,506,703
Advances from customers	145,137	83,304
Advances from customers - related party	58,070	58,451
Deferred income	329,939	260,058
Special payables	207,782	182,488
Other payables	2,540,418	2,991,109
Other payable - related party	124,451	180,457
Due to related party	227,151	455,232
Total Current Liabilities	12,413,528	8,128,814

Stockholders' Equity:
Common stock ($0.001 par value, 100,000,000 shares authorized, 33,203,000 shares issued and 33,183,000 shares outstanding as of September 30, 2015 and 32,373,000 shares issued and outstanding as of December 31, 2014)	33,183	32,373
Additional paid in capital	64,455,074	63,022,184
Statutory surplus reserves	2,532,813	2,532,813
Retained earnings	25,659,927	24,105,472
Accumulated other comprehensive income	880,852	4,079,896
Stockholders' Equity - Aoxin Tianli Group Inc. and Subsidiaries	93,561,849	93,772,738
Noncontrolling interest	1,709,369	1,651,972
Total Stockholders' Equity	95,271,218	95,424,710
Total Liabilities and Stockholders' Equity	$107,684,746	$103,553,524

AOXIN TIANLI GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014

Revenues	$9,456,786	$11,476,257	$31,417,286	$29,237,480
Revenues - related party	-	-	25,306	-
	9,456,786	11,476,257	31,442,592	29,237,480
Cost of goods sold	6,428,629	8,843,378	23,683,594	24,551,822
Gross profit	3,028,157	2,632,879	7,758,998	4,685,658

Operating expenses:
General and administrative expenses	1,200,971	899,475	4,545,239	2,517,284
Selling expenses	228,289	170,520	755,325	561,018
Total operating expenses	1,429,260	1,069,995	5,300,564	3,078,302

Income from operations	1,598,897	1,562,884	2,458,434	1,607,356

Other income (expense):
Interest expense	(4,204)	(188,571)	(11,770)	(417,386)
Subsidy income	44,573	449,075	44,573	468,620
Relocation compensation from farm shutdown	-	-	-	987,057
Loss from disposal of farms	(787,964)	-	(787,964)	-
Gain from disposal of construction in progress	4,302	-	4,302	-
Other income (expense), net	1,643	79,422	(54,653)	87,535
Total other income (expense)	(741,650)	339,926	(805,512)	1,125,826

Income before income taxes	857,247	1,902,810	1,652,922	2,733,182

Income taxes	-	-	88,130	37,751
Net income (loss)	857,247	1,902,810	1,564,792	2,695,431
Net loss (income) attributable to noncontrolling interest	17,757	(89,584)	(10,337)	37,433
Net income attributable to Aoxin Tianli Group Inc. common stockholders	875,004	1,813,226	1,554,455	2,732,864

Other comprehensive income:
Unrealized foreign currency translation adjustment	(4,149,568)	24,578	(3,199,044)	(212,914)

Comprehensive income (loss)	$(3,274,564)	$1,837,804	$(1,644,589)	$2,519,950

Earnings per share attributable to Aoxin Tianli Group Inc. common stockholders - basic and diluted:
Weighted-average shares outstanding, basic and diluted	33,183,000	24,387,167	32,553,000	19,338,389

Earnings per share - Basic & diluted	$0.03	$0.08	$0.05	$0.14

AOXIN TIANLI GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Nine Months Ended September 30,
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,564,792	$2,695,431
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	2,843,624	2,659,276
Amortization of prepaid expenses	237,000	248,341
Amortization of long-term prepaid expenses	546,588	167,488
Provision for doubtful accounts	147,881	35,509
Subsidy income	-	(449,094)
Recovery gain from inventory valuation	(85,212)	-
Loss from farm shutdown	11,970	-
Loss from disposal of farms	787,964	-
Gain from disposal of construction in progress	(4,302)	-
Loss from disposal of biological assets	167,468	66,593
Changes in operating assets and liabilities:
Notes receivable	11,557	(309,159)
Accounts receivable	980,144	(184,483)
Accounts receivable - related party	19,803	-
Inventories	5,973,348	2,006,292
Advances to suppliers	809,572	565,772
Prepaid expenses	(117,028)	(217,440)
Other receivables	(186,077)	918,101
Long-term prepaid expenses	-	(172,388)
Accounts payable and accrued payables	(561,178)	530,941
Advances from customers	66,684	102,368
Advances from customers - related party	1,650	-
Deferred income	81,161	-
Special payables	32,464	81,358
Other payables	(76,764)	(804,751)
Other payables - related party	(51,456)	-
Net cash provided by operating activities	13,201,653	7,940,155

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for purchase of noncontrolling interest	-	(1,083,100)
Cash paid for acquisitions	-	(6,100,219)
Proceeds from disposal of construction in progress	4,302	-
Proceeds from disposal of farms	1,217,414	-
Proceeds from collection of loan receivable from related party	1,623,219	-
Purchase of biological assets	(49,894)	-
Purchase of intangible assets	(584)	-
Purchase of plant and equipment	(14,256)	(58,932)
Net cash provided by (used in) investing activities	2,780,201	(7,242,251)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase at restricted cash	(3,246,437)	-
Proceeds from capital contribution	-	22,760,000
Due to (from) related party	(112,760)	627,068
Repayment of short-term loans	(2,402,363)	(2,082,757)
Proceeds from short-term loans	1,623,219	2,408,188
Net cash provided by (used in) financing activities	(4,138,341)	23,712,499

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(1,084,752)	39,960

NET INCREASE IN CASH	10,758,761	24,450,363

CASH, BEGINNING OF PERIOD	39,123,869	10,087,694

CASH, END OF PERIOD	$49,882,630	$34,538,057

SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for:
Interest paid	$128,659	$478,123
Income tax paid	$88,130	$37,751

NON-CASH TRANSACTIONS OF INVESTING AND FINANCING ACTIVITIES
Property purchase with prepayments made through due from related party	$-	$4,723,858
Acquisition payments made through issuances of shares	$-	$9,909,742
Prepayments for raw material purchases made with bank acceptance notes	$6,492,874	$-
Shares issued to employees	$1,433,700	$-